SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                         (Amendment No.            )(1)


Viant Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


92553N107
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                    Michael Wright, Bear, Stearns & Co. Inc.
                  115 South Jefferson Road, Whippany, NJ 07981
                                 (973) 793-2214
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


October 3, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                                (Page 1 of Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/98)


CUSIP No.    92553N107                 13D                   Page    of    Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                The Bear Stearns Companies Inc.**
                                IRS # 13-3286161
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

                                 WC, OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                    0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Bear, Stearns & Co. Inc.**
                                IRS # 13-3299429
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

                                     WC, OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                    0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

BD

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.   92553N107                  13D                   Page    of    Pages


-------------------------------------------------------------------------------
Page 3

                                        Schedule 13D Amendment No. 1

     This statement constitutes Amendment No. 1 to the statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission by Bear, Stearns & Co. Inc. ("Bear Stearns") with respect to its ownership of the Common
        Stock of Viant Corporation (the "Issuer").

Item 1:  No Change

Item 2:  No Change

Item 3:  Source and Amount of Funds or Other Consideration
         Not applicable

Item 4:  Not applicable

Item 5:  Interest in Securities of the Issuer (as of 10/03/02)

        (a) The responses of Bear Stearns to Rows (11) through (13) of the cover page of this Amendment No. 1 to Schedule 13D are incorporated herein by reference. To the best of Bear, Stearns' knowledge, none of its executive officers or directors beneficially own any Common Stock of the Issuer.

        (b) The responses of Bear, Stearns to Rows (7) through (10) of the cover page of this Amendment No. 1 to Schedule 13D are incorporated herein by reference.

        (c) Since the date of its initial filing on Schedule 13D, Bear, Stearns has effected transactions in the Common Stock of the Issuer. Information concerning transactions in the Common Stock effected by Bear, Stearns is set forth on Appendix II.

        (d)     Not Applicable.

        (e) On October 3, 2002, Bear, Stearns exchanged 3,147,564 shares of Viant Corporation. Therefore, Bear Stearns ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer since the date of its original filing.




Page 4


**Bear, Stearns & Co., Inc is a subsidiary of The Bear, Stearns Companies Inc.


Signature:

        After reasonable inquiry and to the best of my knowledge and belief,

I certify that the information set forth in this statement is true,

complete and correct.



                                                     October 7, 2002
                                        ----------------------------------------
                                                         (Date)



                                        ----------------------------------------
                                                       (Signature)


                                       Steve Kraemer/Senior Managing Director
                                        ----------------------------------------
                                                       (Name/Title)


                                   APPENDIX I
          DIRECTORS AND EXECUTIVE OFFICERS OF BEAR, STEARNS & CO. INC.

Name                      Principal Occupation or Employment

James E. Cayne            Chairman of the Board, Chief Executive Officer and
                          Director

Alan D. Schwartz          President, Co-Chief Operating Officer and Director

Warren J. Spector         President, Co-Chief Operating Officer and Director

Alan C. Greenberg	        Chairman of the Executive Committee

Kenneth L. Edlow          Secretary

Michael Minikes           Treasurer and Director

Mark E. Lehman            Executive Vice President/General Counsel
                          Chief Legal Officer and Director

Samuel L. Molinaro Jr.    Chief Financial Officer/Senior Vice President-Finance
                          and Director

E. John Rosenwald Jr.     Vice-Chairman of the Board and Director

Michael L. Tarnopol       Vice-Chairman of the Board and Director

Steven L. Begleiter	  Director

Kathryn R. Booth          Director

Denis A. Bovin            Director

Peter D. Cherasia         Director

Ralph R. Cioffi           Director

Barry J. Cohen            Director

Wendy L. de Monchaux      Director

Bruce E. Geismar          Director

Daniel L. Keating         Director

David A. Liebowitz        Director

Richard R. Lindsey        Director

Bruce M. Lisman           Director

Roland N. Livney          Director

Jeffrey Mayer             Director

Steven D. Meyer           Director

Fares D. Noujaim          Director

Craig M. Overlander       Director

Aldo Parcesepe            Director

Stephen E. Raphael        Director

Robert M. Steinberg       Director

Donald W. Tang            Director

Michael J. Urfirer        Director

Jeffrey H. Urwin          Director

Eli Wachtel               Director


All Directors and Executive Officers are citizens of the United States and their business address is 383 Madison Avenue, New York, New York 10179. Bear Stearns & Co. Inc. is a wholly-owned subsidiary of the Bear Stearns Companies Inc.

                                   APPENDIX II

Viant Corporation

                      Trading from 08/05/02 through 10/03/02
                            (Various Firm Accounts)

                        ***** 10/03 *****
1,685,364- VIANT CORP                      XCH OA              .00
  890,800- VIANT CORP                      XCH OA              .00
  571,400- VIANT CORP                      XCH OA              .00
                        ***** 09/20 *****
      100  VIANT CORP                     1.5700            157.00
                        ***** 09/19 *****
      100  VIANT CORP                     1.5800            158.00
      100  VIANT CORP                     1.5800            158.00
    1,419  VIANT CORP                     1.5800          2,242.02
       40  VIANT CORP                     1.5800             63.20
                        ***** 09/16 *****
    2,000- VIANT CORP                     1.5900          3,179.90-
                        ***** 08/29 *****
      100  VIANT CORP                     1.5600            156.00
                        ***** 08/28 *****
      100  VIANT CORP                     1.5600            156.00
    4,500  VIANT CORP                     1.5600          7,020.00
                        ***** 08/27 *****
      100  VIANT CORP                     1.5700            157.00
      300  VIANT CORP                     1.5700            471.00
    1,500  VIANT CORP                     1.5700          2,355.00
    2,508  VIANT CORP                     1.5700          3,937.56
    5,000  VIANT CORP                     1.5700          7,850.00
    9,000  VIANT CORP                     1.5700         14,130.00
    9,000  VIANT CORP                     1.5700         14,130.00
   10,000  VIANT CORP                     1.5700         15,700.00
        5  VIANT CORP                     1.5700              7.85
      100  VIANT CORP                     1.5500            155.00
      100  VIANT CORP                     1.5500            155.00
      100  VIANT CORP                     1.5500            155.00
      100  VIANT CORP                     1.5700            157.00
      300  VIANT CORP                     1.5500            465.00
      900  VIANT CORP                     1.5700          1,413.00
    1,000  VIANT CORP                     1.5700          1,570.00
    1,000  VIANT CORP                     1.5700          1,570.00
    1,000  VIANT CORP                     1.5700          1,570.00
    2,000  VIANT CORP                     1.5700          3,140.00
    4,000  VIANT CORP                     1.5700          6,280.00
    4,500  VIANT CORP                     1.5600          7,020.00
   26,200- VIANT CORP                     1.5689         41,104.69-
   16,000  VIANT CORP                     1.5689         25,102.40
   10,200  VIANT CORP                     1.5689         16,002.78
                        ***** 08/26 *****
      100  VIANT CORP                     1.5500            155.00
    1,000  VIANT CORP                     1.5600          1,560.00
    2,000  VIANT CORP                     1.5500          3,100.00
    3,200  VIANT CORP                     1.5500          4,960.00
    3,300  VIANT CORP                     1.5500          5,115.00
    5,000  VIANT CORP                     1.5500          7,750.00
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5600          1,560.00
    5,000  VIANT CORP                     1.5600          7,800.00
    5,000  VIANT CORP                     1.5600          7,800.00
    5,000  VIANT CORP                     1.5600          7,800.00
    5,000  VIANT CORP                     1.5600          7,800.00
    9,000  VIANT CORP                     1.5600         14,040.00
   22,300- VIANT CORP                     1.5572         34,725.15-
   13,600  VIANT CORP                     1.5572         21,177.92
    8,700  VIANT CORP                     1.5572         13,547.64
                        ***** 08/23 *****
      100  VIANT CORP                     1.5500            155.00
      200  VIANT CORP                     1.5600            312.00
      400  VIANT CORP                     1.5500            620.00
      600  VIANT CORP                     1.5500            930.00
      600  VIANT CORP                     1.5500            930.00
      740  VIANT CORP                     1.5600          1,154.40
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5500          1,550.00
    1,000  VIANT CORP                     1.5500          1,550.00
    1,300  VIANT CORP                     1.5500          2,015.00
    1,400  VIANT CORP                     1.5500          2,170.00
    1,400  VIANT CORP                     1.5500          2,170.00
    1,500  VIANT CORP                     1.5500          2,325.00
    1,700  VIANT CORP                     1.5500          2,635.00
    5,000  VIANT CORP                     1.5600          7,800.00
    5,000  VIANT CORP                     1.5600          7,800.00
    5,000  VIANT CORP                     1.5600          7,800.00
   11,000  VIANT CORP                     1.5600         17,160.00
   17,900- VIANT CORP                     1.5572         27,873.55-
   22,000- VIANT CORP                     1.5579         34,272.76-
   10,900  VIANT CORP                     1.5572         16,973.48
   13,400  VIANT CORP                     1.5579         20,875.86
    7,000  VIANT CORP                     1.5572         10,900.40
    8,600  VIANT CORP                     1.5579         13,397.94
                        ***** 08/22 *****
      100  VIANT CORP                     1.5600            156.00
      600  VIANT CORP                     1.5600            936.00
      900  VIANT CORP                     1.5500          1,395.00
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5600          1,560.00
    1,000  VIANT CORP                     1.5500          1,550.00
    1,000  VIANT CORP                     1.5500          1,550.00
    1,400  VIANT CORP                     1.5500          2,170.00
    1,600  VIANT CORP                     1.5600          2,496.00
    2,000  VIANT CORP                     1.5600          3,120.00
    2,600  VIANT CORP                     1.5600          4,056.00
    3,000  VIANT CORP                     1.5600          4,680.00
    4,900  VIANT CORP                     1.5600          7,644.00
    5,000  VIANT CORP                     1.5500          7,750.00
    5,000  VIANT CORP                     1.5600          7,800.00
    5,000  VIANT CORP                     1.5600          7,800.00
    9,000  VIANT CORP                     1.5600         14,040.00
                        ***** 08/21 *****
   12,900  VIANT CORP                     1.5600         20,124.00
      100  VIANT CORP                     1.5500            155.00
      400  VIANT CORP                     1.5600            624.00
      500  VIANT CORP                     1.5500            775.00
      500  VIANT CORP                     1.5600            780.00
      500  VIANT CORP                     1.5600            780.00
      500  VIANT CORP                     1.5600            780.00
      600  VIANT CORP                     1.5600            936.00
      900  VIANT CORP                     1.5600          1,404.00
    1,000  VIANT CORP                     1.5500          1,550.00
    1,000  VIANT CORP                     1.5600          1,560.00
    2,000  VIANT CORP                     1.5600          3,120.00
    5,000  VIANT CORP                     1.5500          7,750.00
    5,000  VIANT CORP                     1.5600          7,800.00
    9,900  VIANT CORP                     1.5600         15,444.00
   20,000  VIANT CORP                     1.5600         31,200.00
  100,000  VIANT CORP                     1.5300        153,000.00
   73,900- VIANT CORP                     1.5534        114,794.90-
   45,000  VIANT CORP                     1.5534         69,903.00
   28,900  VIANT CORP                     1.5534         44,893.26
                        ***** 08/20 *****
      100  VIANT CORP                     1.5300            153.00
      100  VIANT CORP                     1.5200            152.00
      100  VIANT CORP                     1.5200            152.00
      200  VIANT CORP                     1.5400            308.00
      300  VIANT CORP                     1.5200            456.00
      400  VIANT CORP                     1.5200            608.00
      900  VIANT CORP                     1.5200          1,368.00
      900  VIANT CORP                     1.5300          1,377.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5200          1,520.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,000  VIANT CORP                     1.5300          1,530.00
    1,400  VIANT CORP                     1.5200          2,128.00
    3,000  VIANT CORP                     1.5200          4,560.00
    3,000  VIANT CORP                     1.5200          4,560.00
    3,000  VIANT CORP                     1.5200          4,560.00
    3,200  VIANT CORP                     1.5400          4,928.00
    5,000  VIANT CORP                     1.5300          7,650.00
    5,000  VIANT CORP                     1.5200          7,600.00
    5,000  VIANT CORP                     1.5400          7,700.00
   22,300- VIANT CORP                     1.5279         34,071.75-
   13,300  VIANT CORP                     1.5279         20,321.07
    9,000  VIANT CORP                     1.5279         13,751.10
                        ***** 08/15 *****
      100  VIANT CORP                     1.5200            152.00

                        ***** 08/14 *****
       50  VIANT CORP                     1.5200             76.00
                        ***** 08/13 *****
      500  VIANT CORP                     1.5300            765.00
      500  VIANT CORP                     1.5300            765.00
      500  VIANT CORP                     1.5300            765.00
      500  VIANT CORP                     1.5300            765.00
    2,000- VIANT CORP                     1.5300          3,059.90-
                        ***** 08/09 *****
    5,000  VIANT CORP                     1.5700          7,850.00
    6,600  VIANT CORP                     1.5600         10,296.00
  113,500  VIANT CORP                     1.5500        175,925.00
      400- VIANT CORP                     1.5500            619.98-
      600- VIANT CORP                     1.5500            929.97-
    1,000- VIANT CORP                     1.5500          1,549.95-
    4,000- VIANT CORP                     1.5500          6,199.81-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
    9,400- VIANT CORP                     1.5500         14,569.56-
      500- VIANT CORP                     1.5500            774.97-
    1,000- VIANT CORP                     1.5500          1,549.95-
    3,100- VIANT CORP                     1.5500          4,804.85-
    5,000- VIANT CORP                     1.5700          7,850.00-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
    6,600- VIANT CORP                     1.5600         10,296.00-
    8,500- VIANT CORP                     1.5500         13,174.60-
   10,000- VIANT CORP                     1.5500         15,499.53-
   10,000- VIANT CORP                     1.5500         15,499.53-
   10,000- VIANT CORP                     1.5500         15,499.53-
                        ***** 08/08 *****
    3,500  VIANT CORP                     1.5600          5,460.00
   62,100  VIANT CORP                     1.5500         96,255.00
   87,000  VIANT CORP                     1.5500        134,850.00
      100- VIANT CORP                     1.5500            154.99-
      100- VIANT CORP                     1.5500            154.99-
      100- VIANT CORP                     1.5500            154.99-
      100- VIANT CORP                     1.5500            154.99-
      100- VIANT CORP                     1.5500            154.99-
      200- VIANT CORP                     1.5500            309.99-
      200- VIANT CORP                     1.5500            309.99-
    3,100- VIANT CORP                     1.5500          4,804.85-
    4,900- VIANT CORP                     1.5500          7,594.77-
    5,000- VIANT CORP                     1.5500          7,749.76-
    8,500- VIANT CORP                     1.5500         13,174.60-
   10,000- VIANT CORP                     1.5500         15,499.53-
   10,000- VIANT CORP                     1.5500         15,499.53-
   10,000- VIANT CORP                     1.5500         15,499.53-
   20,000- VIANT CORP                     1.5500         30,999.06-
      100- VIANT CORP                     1.5500            154.99-
      100- VIANT CORP                     1.5500            154.99-
      200- VIANT CORP                     1.5500            309.99-
    1,300- VIANT CORP                     1.5500          2,014.93-
    1,800- VIANT CORP                     1.5500          2,789.91-
    3,000- VIANT CORP                     1.5410          4,622.86-
    3,500- VIANT CORP                     1.5510          5,428.50-
    4,900- VIANT CORP                     1.5500          7,594.77-
    5,000- VIANT CORP                     1.5500          7,749.76-
    9,800- VIANT CORP                     1.5500         15,189.54-
   10,100- VIANT CORP                     1.5500         15,654.52-
   19,900- VIANT CORP                     1.5500         30,844.07-
   20,000- VIANT CORP                     1.5500         30,999.06-
                        ***** 08/07 *****
    7,400  VIANT CORP                     1.5500         11,470.00
      100- VIANT CORP                     1.5500            154.99-
      100- VIANT CORP                     1.5500            154.99-
      100- VIANT CORP                     1.5500            154.99-
      200- VIANT CORP                     1.5500            309.99-
      200- VIANT CORP                     1.5500            309.99-
      300- VIANT CORP                     1.5500            464.98-
      300- VIANT CORP                     1.5500            464.98-
      500- VIANT CORP                     1.5500            774.97-
    1,000- VIANT CORP                     1.5500          1,549.95-
    4,600- VIANT CORP                     1.5500          7,129.78-
                        ***** 08/06 *****
   42,000  VIANT CORP                     1.5502         65,108.40
    1,000- VIANT CORP                     1.5500          1,549.95-
    2,000- VIANT CORP                     1.5500          3,099.90-
    5,000- VIANT CORP                     1.5500          7,749.76-
    5,000- VIANT CORP                     1.5500          7,749.76-
   10,000- VIANT CORP                     1.5510         15,509.53-
   19,200- VIANT CORP                     1.5500         29,759.10-
                        ***** 08/05 *****
   35,000  VIANT CORP                     1.5195         53,182.50
   81,900  VIANT CORP                     1.4507        118,812.33
    2,500- VIANT CORP                     1.5200          3,799.88-
    5,000- VIANT CORP                     1.5000          7,500.00-
    5,300- VIANT CORP                     1.5100          8,002.75-
   10,000- VIANT CORP                     1.5200         15,199.54-
   20,000- VIANT CORP                     1.5200         30,399.08-
      100- VIANT CORP                     1.5200            151.99-
      400- VIANT CORP                     1.5000            600.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
      600- VIANT CORP                     1.5000            900.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    2,500- VIANT CORP                     1.5000          3,750.00-
    5,000- VIANT CORP                     1.5000          7,500.00-
   10,000- VIANT CORP                     1.5200         15,199.54-
   10,000- VIANT CORP                     1.5200         15,199.54-
   10,000- VIANT CORP                     1.5200         15,199.54-
   10,000- VIANT CORP                     1.5200         15,199.54-
   10,000- VIANT CORP                     1.5000         15,000.00-
   21,300- VIANT CORP                     1.5195         32,364.37-
   13,700- VIANT CORP                     1.5195         20,816.52-

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).